Exhibit 10.30

KRATON POLYMERS LLC

EXECUTIVE DEFERRED COMPENSATION PLAN

Amended and Restated as of December 31, 2008

The objective of the KRATON Polymers LLC Executive Deferred Compensation Plan is to permit a select group of employees to defer a portion of their Annual Bonus.

This Plan shall become effective for deferrals of compensation attributable to services rendered on or after January 1, 2006.

ARTICLE I

Definitions

Section 1.1. “Additions” means all amounts credited to the Participant’s Deferred Compensation Account pursuant to Section 4.2 hereof.

Section 1.2. “Annual Bonus,” with respect to a Bonus Period, and with respect to a Participant, means the annual performance based bonus payment, if any, payable to such Participant in accordance with the terms and conditions, including but not limited to performance criteria, set forth in KRATON’s Annual Incentive Plan (or any successor plan), before any reduction pursuant to this Plan.

Section 1.3. “Beneficiary” means any person (including but not limited to any trust, estate, fiduciary, corporation, or foundation, but excluding the Participant) designated by the Participant, in a written document delivered to the Company (the last of which to be delivered shall be the effective designation in the event of more than one such designation), to receive any benefit under this Plan after the death of the Participant, all in accordance with the provisions hereof. In the event the Participant fails to designate a beneficiary or if no such designated beneficiary is living upon the death of the Participant or if, for any reason, such designation shall be legally ineffective, then in any of said events the amounts which would have been paid to the designated living beneficiary shall be paid to the trustee of the Participant’s testamentary trust, and if none, to the personal representative of the estate of the Participant.

Section 1.4. “Board” means the Board of Directors of TJ Chemical.

Section 1.5. “Bonus Period” means any twelve-month period commencing on January 1 and ending on the following December 31 or such other period of such duration and starting at such times as the Committee may from time to time determine in accordance with Section 409A.

Section 1.6. “Change in Control” shall mean the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all of the assets of TJ Chemical to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof other than to TPG III Polymer Holdings LLC, TPG IV Polymer Holdings LLC or J.P. Morgan Partners L.P. or any of their affiliates (hereinafter the “Sponsors”); (ii) the complete liquidation or dissolution of the Company (iii) (A) any Person or Group (other than the Sponsors) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Units (as defined in the TJ Chemical LLC Agreement) representing more than 40% of the aggregate outstanding Voting Units (as defined in the TJ Chemical LLC Agreement) of TJ Chemical and such Person or Group actually has the power to vote such Units in any such election and (B) the Sponsors beneficially own (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the Voting Units of TJ Chemical than such other Person or Group; (iv) the replacement of a majority of the Board of the Company over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, the Sponsors; or (v) a merger or consolidation of TJ Chemical with another entity in which holders of the Membership Units of TJ Chemical immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Sponsors do not hold a sufficient amount of Voting Units (or similar securities) to elect a majority of the surviving entity’s board of directors. Notwithstanding the foregoing, a Change in Control shall not occur unless a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto, would also occur.

Section 1.7. “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.8. “Committee” means the Compensation Committee of the Board or of the Board of Directors of KRATON, as determined by the Board or, in the absence of such a committee, the Board.

Section 1.9. “Company” means KRATON and its Subsidiaries.

Section 1.10. “Deferral Amount” means, with respect to a Participant, the portion of the Annual Bonus which is deferred by a Participant under Section 3.1 of this Plan.

Section 1.11. “Deferral Date” means a date set by the Committee that shall be no later than (i) six months before the end of the Bonus Period to which the Deferral Amount relates in the case of some or all of an Annual Bonus which the Committee determines qualifies as “performance based compensation” within the meaning of Section 409A or (ii) December 31st of the year preceding the year in which the Bonus Period begins in the case of some or all of an Annual Bonus which the Committee determines does not qualify as “performance based compensation”.

Section 1.12. “Deferral Election Form” means a form indicating the amount of the Annual Bonus, if any, deferred by a Participant with respect to a Bonus Period, in such form as the Committee shall from time to time approve, which shall be executed by such Participant and delivered to KRATON on or before the Deferral Date for such Bonus Period.

Section 1.13. “Deferred Compensation Account” means a bookkeeping account maintained by KRATON for each Participant which reflects accumulated Deferral Amounts of the Participant, plus Additions thereto, calculated as set forth in Article IV hereof and less any payments made therefrom.

Section 1.14. “Employee” means an employee of the Company.

Section 1.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 1.16. “Fair Value” of a Membership Unit (or other equity security), as of any date of reference, shall mean the fair value of such Membership Unit (or other equity security), as determined in good faith by the Board in accordance with the operating agreement of TJ Chemical (or in the case of equity in an entity other than TJ Chemical, in accordance with the applicable documents of that entity).

Section 1.17. “KRATON” means KRATON Polymers LLC, a Delaware limited liability company.

Section 1.18. “Management LLC” means KRATON Management LLC, a Delaware limited liability company.

Section 1.19. “Management LLC Agreement” means the limited liability company operating agreement of Management LLC, as amended from time to time.

Section 1.20. “Management LLC Membership Units” means the “membership units” of Management LLC, as provided in the Management LLC Agreement.

Section 1.21. “Membership Unit” shall mean a “membership unit” of TJ Chemical, as provided in the TJ Chemical LLC Agreement, subject to adjustment or substitution as provided in Section 4.3 of this Plan.

Section 1.22. “Participant” means any Employee selected by the Committee to participate in this Plan in accordance with Article II hereof.

Section 1.23. “Payment Date” means, with respect to a Participant’s Deferred Compensation Account, a date not less than 30 days but not more than 90 days following the earlier of (i) a termination of such Participant’s employment for any reason, or (ii) a Change in Control; provided, that, notwithstanding the foregoing, if payment under the plan is due as a result of the Participant’s termination of employment and at the time of such termination (i) the Company is a publicly traded company on an established securities market and (ii) the Participant is a Specified Employee, then “Payment Date” means the first business day of the seventh month following such termination of employment (or, if earlier, the date of the Participant’s death). A “termination of employment” shall not be deemed to have occurred for purposes of this Plan unless such termination would constitute a “separation from service” for purposes of Section 409A.

Section 1.24. “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

Section 1.25. “Phantom Unit” shall mean a bookkeeping unit representing the Fair Value of one Membership Unit.

Section 1.26. “Plan” means this KRATON Polymers LLC Executive Deferred Compensation Plan.

Section 1.27. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, including the regulations promulgated and guidance issued thereunder.

Section 1.28. “Specified Employee” shall have the meaning provided in Treasury Regulation 1.409A-1 and be determined in accordance with Company policy, consistent with the requirements of Section 409A.

Section 1.29. “Subsidiaries” shall mean with respect to KRATON, any of its direct or indirect subsidiaries.

Section 1.30. “TJ Chemical” means TJ Chemical Holdings LLC, a Delaware limited liability company.

Section 1.31. “TJ Chemical LLC Agreement” means the limited liability company operating agreement of TJ Chemical, as amended from time to time.

ARTICLE II

Eligibility

With respect to each Bonus Period, the Committee may, in its sole discretion and subject to applicable law, determine which Employees, if any, shall be permitted to defer all or a portion of their Annual Bonus with respect to such Bonus Period pursuant to this Plan. Selection as a Participant with respect to one Bonus Period does not guarantee selection as a Participant with respect to any other Bonus Period.

ARTICLE III

Deferral of Compensation

Section 3.1. With respect to a Bonus Period, the Deferral Amount of a Participant shall equal the portion of such Participant’s Annual Bonus deferred pursuant to the Deferral Election Form executed by such Participant and delivered to KRATON prior to the Deferral Date for such Bonus Period; provided, however, that in no event shall such Participant’s Deferral Amount for a Bonus Period exceed 50% of such Participant’s Annual Bonus for such Bonus Period, unless the Committee, in its sole discretion, determines otherwise with respect to such Participant.

Section 3.2. The Deferral Amount shall be credited to the Participant’s Deferred Compensation Account on the date that Annual Bonuses are paid generally with respect to the applicable Bonus Period in accordance with Article IV hereto and the amount of Annual Bonus payable to such Participant shall be reduced by the amount so credited.

ARTICLE IV

Phantom Units

Section 4.1. With respect to each Bonus Period, as of the date that Annual Bonuses are generally paid with respect to such Bonus Period, KRATON will credit to a Participant’s Deferred Compensation Account a number of Phantom Units equal in value to the dollar amount of the Deferral Amount for such Bonus Period. For this purpose, each Phantom Unit shall have a value equal to the Fair Value of a Membership Unit as of the last day of such Bonus Period. The Participants shall have no voting rights with respect to any Phantom Units credited to their Deferred Compensation Account pursuant to this Plan.

Section 4.2. In the event cash dividends are paid on Membership Units, the Committee in its sole discretion will credit the Deferred Compensation Account with (i) a cash amount, provided that such cash amount will be increased by a rate of return equal to a money market or other short-term fixed income rate of return as determined by the Committee, or (ii) a number of additional Phantom Units, in each case having an aggregate value equal to the amount of cash dividends paid on such number of Membership Units as is equal to the number of Phantom Units credited to such Participant’s Deferred Compensation Account as of the relevant record date for such dividends. For this purpose, each Phantom Unit shall have a value equal to the Fair Value of a Membership Unit as of the date of payment of such dividends and such additional Phantom Units shall be credited to the Deferred Compensation Account of Participants as of the same date.

Section 4.3. The Committee shall be entitled, but not required, to make such adjustments to the Deferred Compensation Accounts of Participants and the number of Phantom Units credited thereto as it may deem necessary or appropriate in its sole and absolute discretion to prevent dilution or enlargement of the benefits granted to Participants hereunder in the event of any stock dividend or split, subdivision or consolidation of Membership Units or any recapitalization, reorganization, merger, consolidation, spin-off, exchange of shares or other similar corporate change.

ARTICLE V

Maximum Phantom Units

The Committee shall have the discretion to set the maximum aggregate number of Phantom Units that will be available for allocation to the Participants’ Deferred Compensation Accounts. The Committee has reserved a maximum amount of two million Phantom Units for the Plan, which limit shall not apply to Additions denominated in Phantom Units. In the event that, on any Deferral Date, the aggregate Deferral Amounts with respect to the Annual Bonus being deferred would cause the sum of all the Phantom Units to be credited to all the

Participants’ Deferred Compensation Accounts to exceed the maximum number of Phantom Units set by the Committee, such Deferral Amount shall be reduced on a pro-rata basis across all Participants deferring such Annual Bonus and the difference between the Deferral Amount before and after this reduction will not be deferred into each Participant’s Deferred Compensation Account and will be refunded immediately (and in no event later than 10 business days following the date the Annual Bonus would otherwise have been paid) to such Participant in cash and there shall be no further deferral under the Plan.

ARTICLE VI

Vesting of Deferral Amounts

Except as otherwise provided, the Phantom Units, including any Additions, credited to a Participant’s Deferred Compensation Account shall be immediately vested.

ARTICLE VII

Payment of Deferral Amounts; Compliance with LLC Agreement

Section 7.1. No payments will be made to a Participant or a Beneficiary under this Plan prior to the Payment Date. Except as otherwise provided herein, upon a Participant’s Payment Date, such Participant (or such Participant’s Beneficiary, if applicable) shall be paid out his Deferred Compensation Account with (i) a number of Membership Units equal to the number of Phantom Units (including any Additions thereto) credited to such Participant’s Deferred Compensation Account as of the date that is the earlier to occur of a Change in Control or his termination of employment; provided, that such payout can be made with an equal number of Management LLC Membership Units, as may be determined by the Committee in its discretion and (ii) a cash payment for any notional cash amounts, if any, credited to such Participant’s Deferred Compensation Account as of the date that is the earlier to occur of a Change in Control or his termination of employment, as a result of any cash dividends paid on Membership Units.

Section 7.2. Notwithstanding the foregoing, any payments required to be made to a Participant or his Beneficiary pursuant to this Article VII as of a given date, shall be made as soon as practicable after the payment amount is determined, provided, however, that although the Committee intends to make payments to the Participants in Membership Units or Management LLC Membership Units, it reserves the ability to make payments to the Participants in cash (based on the Fair Value of the Phantom Units credited to such Participant’s Deferred Compensation Account as of the Payment Date), rather than Membership Units or Management LLC Membership Units, if the payment in Membership Units or Management LLC Units would result in a violation of applicable law or require the Company, TJ Chemical or any of their affiliates to register any securities under any securities laws.

Section 7.3. Notwithstanding anything else herein, Membership Units (or Management LLC Membership Units, as applicable) will not be certificated upon payment of a Deferred Compensation Account, unless otherwise determined by the Committee. Each of the Company, TJ Chemical and the Participant shall comply with any such law, regulation or requirement, including without limitation requirements imposed by the TJ Chemical LLC Agreement or the Management LLC Agreement, as applicable. In addition to the terms and conditions provided herein, the Committee may require that a Participant make such reasonable covenants, agreements and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, regulations or requirements (including, without limitation, any requirements imposed by the TJ Chemical LLC Agreement or the Management LLC Agreement). In addition, upon the payout of a Participant’s Deferred Compensation Account, TJ Chemical and/or Management LLC, as applicable, shall establish a Capital Account (as defined in the TJ Chemical LLC Agreement or Management LLC Agreement, as applicable) in the name of the Participant, credit such new or existing account with an amount equal to the Fair Value of the Phantom Units credited to such Participant’s Deferred Compensation Account as of the date that is the earlier to occur of a Change in Control or his termination of employment, and issue Membership Units or Management Membership Units registered on its books and in its records in the name of the Participant as soon as practicable following the date that is the earlier to occur of a Change in Control or his termination of employment, and such Participant shall be entitled to the profits and losses of TJ Chemical or Management LLC, as applicable, attributable to the Membership Units or Management LLC Membership Units, as applicable, as determined under the TJ Chemical LLC Agreement or Management LLC Agreement, respectively, on a going-forward basis as of the date that is the earlier to occur of a Change in Control or his termination of employment. Notwithstanding the foregoing, the issuance of any Membership Unit or Management LLC Membership Unit shall be subject to and conditioned upon Executive’s execution and delivery of the TJ Chemical LLC Agreement or Management LLC Agreement, as applicable, within 30 days after the date that is the earlier to occur of a Change in Control or his termination of employment, and any payment that would otherwise be made within such 30-day period shall be paid at the expiration of such 30-day period.

ARTICLE VIII

Administration

Section 8.1. This Plan shall be administered by the Committee. The Committee shall administer this Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of this Plan.

Section 8.2. The Committee shall, with respect to the general management of this Plan, have the sole, final and absolute right to reconcile any inconsistency in this Plan, to interpret and construe the provisions of this Plan in all particulars in such manner and to such extent as it deems proper and to take all action and make all decisions and determinations necessary under this Plan or in connection with its administration, interpretation and application. Any interpretation or construction placed upon any term or provision of this Plan or in connection with its administration, interpretation and application by the Committee, any decision of the Committee with regard to the eligibility of an Employee to become a Participant, the rights of a Participant, former Participant or Beneficiary or any other person, any reconciliation of an inconsistency in this Plan made by the Committee and any other action, determination or decision whatsoever taken by the Committee, shall be final, conclusive and binding upon all persons or parties interested or concerned in this Plan. No member of the Committee shall be liable to any Participant or any other person for any action, omission or determination relating to this Plan. To the full extent permitted by law, the Company shall indemnify and hold harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person’s testator or intestate, is or was a member of the Committee.

ARTICLE IX

Miscellaneous

Section 9.1. KRATON shall maintain a record of each Participant’s accumulated Deferral Amounts and Additions thereto by means of a Deferred Compensation Account.

Section 9.2. If a Participant becomes entitled to a distribution of benefits under this Plan, and if at such time the Participant has any outstanding debt, obligation, or other liability representing an amount owing to the Company, then the Company, upon a determination by the Committee, and to the extent permitted by applicable law, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

Section 9.3. This Plan shall be unfunded and shall not be an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended. Payments to a Participant under this Plan shall be made from the general assets of KRATON and to the extent that any person acquires the right to receive payment of benefits from KRATON under this Plan, such right shall be no greater than the rights of any unsecured general creditor of KRATON. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of KRATON in connection with the Participant’s participation in this Plan, including with respect to any Membership Units until such units are distributed pursuant to this Plan.

Section 9.4. Any amounts deferred or payable under this Plan shall not be taken into account in determining any other benefits under any other Company plan unless, and to the extent, such plan expressly includes such amounts.

Section 9.5. Neither the Participant, his Beneficiary, heirs, assigns, trust, estate, nor any other person claiming through or under the Participant shall have any right to commute, encumber or dispose of the right to receive payments hereunder, all of which payments and the right thereto are expressly declared to be non-assignable and any such attempt at assignment shall be void and of no effect.

Section 9.6. Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the base salary or other compensation of the Participant.

Section 9.7. The Company shall, to the extent permitted by law, have the right to deduct from any payments of any kind with respect to the benefit otherwise due to the Participant any foreign, federal, state or local taxes of any kind required by law to be withheld from such payments.

Section 9.8. This Plan and all rights under this Plan shall be governed by, and shall be interpreted in accordance with, the laws of the State of Delaware without reference to its principles of conflicts of law. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

ARTICLE X

Amendment and Termination

Section 10.1. The Board shall have full power and authority to amend, modify or alter this Plan in whole or in part; provided, however, that, except to the extent permitted by Section 10.3, any such modification, alteration or amendment shall not terminate or diminish any rights or benefits accrued by a Participant under this Plan as of the effective date of any such modification, alteration or amendment, or cause this Plan to fail to comply with, or cause a Participant or Beneficiary to be subject to a tax under the provisions of Section 409A.

Section 10.2. The Board shall have full power and authority to terminate this Plan in whole or in part; provided, however, that upon such termination, the Committee shall, with respect to any Phantom Units affected by such termination, pay out to a Participant, the Fair Value of such Phantom Units (in Membership Units, Management Membership Units or cash, as described in Sections 7.1 and 7.2 of this Plan, as determined by the Committee in its discretion), determined as of the date of such termination, except that no acceleration of payments shall be made to the extent such acceleration would cause this Plan to fail to comply with, or cause a Participant or Beneficiary to be subject to a tax under, the provisions of Section 409A.

Section 10.3 If any provision of this Plan (or any award of compensation or benefits provided under this Plan) would cause Participant or Beneficiary to incur any additional tax or interest under Section 409A, the Company shall use reasonable efforts to reform such provision to comply with Section 409A and agrees to maintain, to the maximum extent practicable without violating Section 409A, the original intent and economic benefit to the Participant or Beneficiary of the applicable provision; provided, that nothing herein shall require the Company to provide the Participant or Beneficiary with any gross-up for any tax, interest or penalty incurred by the Participant or Beneficiary under Section 409A.